EXHIBIT 10.2

                                                           FOR IMMEDIATE RELEASE

                                  WESTWOOD ONE
                                     ELECTS
                                 LESLIE MOONVES
                              TO BOARD OF DIRECTORS


New York, NY - October 12, 2004-- Westwood One (NYSE: WON) announced today the election of Co-President and Co-Chief Operating Officer of Viacom, and CBS Chairman, Leslie Moonves to its Board of Directors.

"We are thrilled to have someone of Les Moonves' talent on Westwood One's Board of Directors," said Shane Coppola, President and CEO, Westwood One. "His achievements with CBS television have set a new standard in that industry and we look forward to Les bringing that same vision into ours."

"I am very pleased to join Westwood One's Board of Directors," said Leslie Moonves. "With their peerless roster of high-profile talent and programming, Westwood One truly is the network radio industry leader. I am looking forward to working closely with the other board members and further strengthening the company's relationship with Infinity Broadcasting."

Leslie Moonves was named Co-President and Co-Chief Operating Officer of Viacom in June 2004, overseeing all of Viacom's domestic and international broadcast television operations, its radio division and its outdoor advertising operations. In addition, Moonves continues to serve as Chairman of CBS. He was promoted to Chairman and CEO of CBS in 2003, and prior to that, was President and Chief Executive Officer, CBS Television, a position he was elevated to in April 1998. He joined CBS in July 1995 as President, CBS Entertainment. Under Moonves' leadership, CBS has been the top-rated network in three of the past five seasons and its primetime lineup has become the most profitable of all the broadcast networks. In March 2003, Moonves was honored by the International Radio and Television Society as the recipient of the Gold Medal Award, one of most prestigious honors in media and entertainment. Since joining CBS, Moonves has also been named Variety's Showman of the Year and Entertainment Weekly's Most Powerful Man in Hollywood and received the Casting Society of America's Career Achievement Award.

Westwood One (NYSE: WON) provides over 150 news, sports, music, talk, entertainment programs, features, live events and 24/7 Formats. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries including news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 7,700 radio stations. Westwood One is managed by Infinity Broadcasting Corporation. For more information visit www.westwoodone.com.

                                       ###

Contacts:
Peter Sessa                         Westwood One                   212.641.2053
peter_sessa@westwoodone.com

Gil Schwartz                            CBS                        212.975.2121
gdschwartz@cbs.com